Exhibit 99.15


              Ashland Distribution Non-GAAP Metric Information
                              ($, Thousands)




POCKET PROFIT                                 Q4 2006              Q4 2005
-------------                               -----------          -----------

Operating Income                                25,582               19,283
Income Taxes                                    (8,334)              (7,232)
                                            -----------          -----------
   Net Income                                   17,248               12,051

Invested Capital July 31                       639,711              559,914
Invested Capital August 31                     621,273              546,057
Invested Capital September 30                  563,564              512,788
                                            -----------          -----------
   Total                                     1,824,548            1,618,759

Average Invested Capital (Total/3)             608,183              539,586
Cost of Capital (9.5%/4)                         2.375%               2.375%
                                            -----------          -----------
   Cost of Capital $ (COC$)                     14,444               12,815

Pocket Profit                                    2,804                 (764)
(Net Income less COC$)


NOTES:

(1) "Invested Capital" is defined as total assets less total liabilities, excluding intercompany receivables and payables.

(2) For purposes of the Pocket Profit computation, Ashland has established an estimated cost of capital annual rate of 9.5%, which is intended to represent a reasonable estimate of the weighted average of Ashland's after-tax cost of long-term debt and the cost of equity, based on a targeted ratio of debt and equity to Ashland's total capitalization.

(3) Pocket Profit is a Non-GAAP metric used by management to measure our overall performance as it relates to covering our cost of capital.

(4) "Pocket Profit" is defined as: Operating Income less Income Taxes equals Net Income. The Average Invested Capital for the quarter is multiplied by 2.375% (9.5%/4) which equals the Cost of Capital, which is then subtracted from our Net Income to arrive at our Pocket Profit.